UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 3, 2009

Celera Corporation

(Exact name of Registrant as Specified in its Charter)

Delaware	001-34116	26-2028576
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1401 Harbor Bay Parkway

Alameda, California 94502

(Address of Principal Executive Offices)

(510) 749-4200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2009, Celera Corporation (the “Company”) entered into a General Release and Separation Agreement (the “Agreement”) with Joel R. Jung, the Company’s Chief Financial Officer, whereby Mr. Jung resigned from his employment with the Company as of the date of the Agreement. Mr. Jung joined the Company in 2006 and was appointed Chief Financial Officer in February 2008.

The Agreement provides that the Company will pay Mr. Jung a lump sum of $328,750. This payment includes a lump sum amount of $100,000 and an amount equal to nine months of base salary. The Company will also make COBRA premium payments for Mr. Jung and his eligible dependents until the earlier of (i) nine months following the effective date of the Agreement or (ii) the first date that Mr. Jung is eligible to participate in another employer’s health benefit program. The Company will also provide Mr. Jung with transition support services for twelve months.

The Company and Mr. Jung have agreed that performance of the Agreement by the Company will satisfy all of the Company’s obligations to Mr. Jung in connection with his employment. A copy of the Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

On April 6, 2009, the Company announced that it has named Ugo DeBlasi as Chief Financial Officer, effective immediately. A copy of the press release relating to Mr. DeBlasi’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. DeBlasi, age 47, became a consultant to the Company in 2009. Prior to joining the Company, he served as Vice President and Controller of Applied Biosystems, Inc. (“Applied Biosystems”) (formerly Applera Corporation), from 2003 to 2008. The Company operated as a reporting unit of Applied Biosystems prior to July 1, 2008. Mr. DeBlasi also held the positions of Vice President, Celera Genomics; Corporate Controller; Assistant Corporate Controller; Director Financial Accounting and Reporting; and Senior Manager, Financial Reporting for Applera Corporation. Prior to Applera, Mr. DeBlasi was a Senior Auditor for Price Waterhouse. Mr. DeBlasi earned his Bachelor of Science in Accounting from Boston College in 1984 and is a licensed Certified Public Accountant in the state of Connecticut.

Pursuant to an employment offer letter, dated April 3, 2009, between Mr. DeBlasi and the Company, Mr. DeBlasi will be paid $370,000 per year for his service as Chief Financial Officer and will be eligible to receive an annual bonus at a target level equal to 45% of his eligible fiscal year earnings. Mr. DeBlasi will also receive a one-time cash bonus of $30,000, net of taxes and applicable withholding, subject to repayment to the Company on a pro-rated basis if Mr. DeBlasi elects to terminate his employment before he has completed 12 continuous months of employment with the Company. Mr. DeBlasi will also receive, pursuant to the Company’s 2008 Stock Incentive Plan, as amended, and subject to the approval of the Compensation Committee of the Company’s Board of Directors, an option to purchase 100,000 shares of common stock of the Company, vesting in four equal annual installments commencing on the first anniversary of Mr. DeBlasi’s employment start date. The Company will provide relocation benefits to Mr. DeBlasi in accordance with its Relocation Policy and Provisions, which payments must be refunded to the Company if Mr. DeBlasi elects to terminate his employment before he has completed 12 continuous months of employment with the Company. Mr. DeBlasi will be covered by the Company’s Executive Change in Control Policy, as amended, and will be eligible to participate in the Company’s Non-Qualified Savings and Deferral Plan, copies of which were filed as Exhibits 10.38 and 10.40, respectively, to the Company’s Transition Report on Form 10-KT filed on March 25, 2009. Mr. DeBlasi will also be eligible for certain employee benefits, as further set forth in the employment offer letter.

A copy of the employment offer letter is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	General Release and Separation Agreement, entered into as of April 3, 2009, between Celera Corporation and Joel Jung

10.2	Employment Offer Letter, dated April 3, 2009, by and between Celera Corporation and Ugo DeBlasi

99.1	Press Release, dated April 6, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2009	CELERA CORPORATION

	By:	/s/ Scott K. Milsten
	Name:	Scott K. Milsten
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	General Release and Separation Agreement, entered into as of April 3, 2009, between Celera Corporation and Joel Jung

10.2	Employment Offer Letter, dated April 3, 2009, by and between Celera Corporation and Ugo DeBlasi

99.1	Press Release, dated April 6, 2009